Exhibit 99.1

Hillenbrand Reports Fourth Quarter and Fiscal Year 2019 Results and Introduces 2020 Guidance

Fiscal Fourth Quarter 2019 Highlights:

•	Record quarterly revenue of $486 million increased 2% over prior year

•	GAAP EPS of $0.39 decreased 44% primarily as a result of business acquisition costs and restructuring charges; record adjusted EPS of $0.76 increased 13% compared to the prior year

•	Order backlog of $864 million grew 6% year over year primarily driven by demand for large plastics projects; backlog decreased 8% sequentially

Fiscal Year 2019 Highlights:

•	Revenue of $1.81 billion increased 2% over prior year driven primarily by Process Equipment Group revenue growth of 5%

•	GAAP EPS of $1.92 increased 60% largely due to impairment charges recorded in the prior year that did not repeat; adjusted EPS of $2.45 increased 1% year over year

•
Cash flow from operations of $179 million decreased $69 million compared to the prior year primarily due to acquisition costs and cash paid for taxes; free cash flow was approximately 122% of net income

•	Fiscal 2020 guidance: adjusted EPS expected to be $2.45 to $2.60

•	Previously announced acquisition of Milacron Holdings Corp. expected to close during the fourth calendar quarter

BATESVILLE, Ind., November 13, 2019 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results today for the fourth quarter and full fiscal year, which ended September 30, 2019.

Fourth Quarter Results
Revenue of $486 million grew 2% compared to the prior year. Excluding the negative impact of foreign currency exchange, revenue increased 4%. The growth was driven primarily by an increase of 3% in the Process Equipment

Group segment, including 1% from the acquisition of BM&M Screening Solutions Ltd. Batesville revenue was essentially flat.

Net income of $25 million, or $0.39 per share, decreased $0.31 per share over the prior year, primarily as a result of business acquisition costs and restructuring charges.

Adjusted net income of $48 million, or $0.76 per share, increased $0.09, or 13%, year over year. Adjusted EBITDA of $87 million increased 7% over the prior year, and adjusted EBITDA margin of 17.9% expanded 80 basis points, primarily driven by pricing and productivity improvements, which more than offset the impacts of product mix and cost inflation.

“We finished the fiscal year with solid fourth quarter financial results, including record revenue and adjusted earnings per share. We are encouraged by the growth in large systems for the production of plastics, as well as Batesville’s performance in delivering healthy margins in the face of lower volume and higher input costs,” said Joe A. Raver, President and Chief Executive Officer of Hillenbrand. “Our teams remain focused on executing our strategy as we begin the new fiscal year. With a strong order backlog and a robust project pipeline bolstered by investments in polyolefin production capacity globally, we anticipate continued organic growth in the Process Equipment Group.”

Process Equipment Group
Process Equipment Group fourth quarter revenue of $350 million grew 3% compared to the same period in the prior year. Excluding the impact of foreign currency exchange, revenue increased 6%. Revenue growth was primarily driven by continued demand for large systems projects for plastics production and was partially offset by slower demand in other industrial end markets. Adjusted EBITDA margin of 19.0% increased 70 basis points, primarily driven by pricing and productivity improvements, partially offset by the increased proportion of lower margin, large systems projects and cost inflation. Order backlog of $864 million at the end of the fourth quarter increased 6% over the prior year. Backlog decreased 8% sequentially compared to the third quarter.

Batesville
Batesville fourth quarter revenue of $136 million was essentially flat compared to the prior year. Adjusted EBITDA margin of 22.6% was 150 basis points higher than the prior year mainly driven by pricing and productivity gains, which more than offset cost inflation and lower volume.

Fiscal Year 2019 Results
Hillenbrand’s revenue of $1.81 billion for fiscal 2019 increased 2%. Excluding the impact of foreign currency exchange, revenue increased 5%. Process Equipment Group revenue of $1.27 billion increased 5%, or 8% excluding the impact of foreign currency, as demand for plastics projects remained strong throughout the year. The growth in the Process Equipment Group was partially offset by lower demand for burial caskets in the Batesville segment.

Batesville revenue of $533 million was down 3% for the year. The acquisition of BM&M Screening Solutions Ltd. in November 2018 contributed approximately 1% to revenue growth.

Net income of $121 million increased 59%, resulting in GAAP earnings per share of $1.92. The increase was mainly driven by non-cash goodwill and trade name impairment charges taken in the prior year that did not repeat. On an adjusted basis, net income of $155 million resulted in adjusted earnings per share of $2.45, an increase of 1%. Adjusted EBITDA was essentially flat at $295 million and, as a percentage of revenue, was 16.3%, 30 basis points lower than the prior year. The lower adjusted EBITDA margin was primarily driven by cost inflation and unfavorable product mix resulting from an increased proportion of lower margin, large systems sales in plastics, partially offset by pricing and productivity gains supported by the Hillenbrand Operating Model. Process Equipment Group adjusted EBITDA margin of 17.5% decreased 20 basis points and Batesville adjusted EBITDA margin of 21.4% decreased 50 basis points. Full year operating cash flow of $179 million was $69 million lower than the prior year, primarily due to expenses related to the acquisition of Milacron and an increase in cash paid for taxes. Free cash flow was approximately 122% of net income for the year.

Hillenbrand’s effective tax rate was 28.6% in 2019 compared to 44.6% in 2018. The higher tax rate in 2018 primarily resulted from the nondeductible portion of the impairment charges and the resulting loss before tax and the impact of the Tax Cuts and Jobs Act in 2018. The adjusted effective tax rate of 26.9% increased 100 basis points compared to 25.9% in 2018, primarily due to the unfavorable geographic mix of pretax income.

Acquisition Update
On July 12, 2019, Hillenbrand announced it had entered into a definitive agreement to acquire Milacron Holdings Corp. (NYSE: MCRN) in a cash and stock transaction valued at approximately $2 billion. When completed, the transaction will add new strategic businesses to Hillenbrand’s portfolio, including hot runner systems and injection molding through Milacron’s leading Mold-Masters and Milacron brands. Together, the combined company is expected to have increased scale and meaningful product diversification, enhancing its ability to serve customers through complementary technologies across the plastics value chain, including polyolefin production, compounding, processing both extruded and injection molded products, and recycling.

The completion of the merger is conditioned upon the approval of the Milacron stockholders and other customary conditions. Milacron is holding a special meeting of its stockholders on November 20, 2019 to seek their approval. Hillenbrand has secured the financing necessary to fund the transaction.

“The Milacron acquisition advances our vision of becoming a world-class global diversified industrial company,” said Raver. “We see significant strategic value in expanding our presence across the plastics value chain and expect to achieve $50 million of run-rate synergies by year three. We think we’ll be in a great position to drive innovation and capitalize on emerging trends across the industry. In addition, we expect this combination will drive significant financial benefits for all shareholders.”

Fiscal 2020 Guidance
Hillenbrand introduces 2020 guidance:

•	Revenue growth of 1% to 3%

•	Process Equipment Group revenue up 2% to 4%

•	Batesville revenue down 1% to 3%

•	Adjusted EPS of $2.45 to $2.60

Note: Guidance excludes impacts of Milacron transaction and will be updated during the first quarter FY20 earnings, contingent upon the closing of the transaction.

Conference Call Information
Date/Time: 8:00 a.m. ET, Thursday, November 14, 2019
Dial-In for U.S. and Canada: 1-833-241-7251
Dial-In for International: +1-647-689-4215
Conference call ID number: 2084256
Webcast link: https://ir.hillenbrand.com (archived through Friday, December 13, 2019)

Replay - Conference Call
Date/Time: Available until midnight ET, Thursday, November 28, 2019
Replay ID number: 2084256
Dial-In for U.S. and Canada: 1-800-585-8367
Dial-In for International: +1-416-621-4642

Hillenbrand’s financial statements on Form 10-K are expected to be filed jointly with this release and will be available on the company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” measures and exclude impairment charges, inventory step-up, expenses associated with business acquisition, development, and integration, restructuring and restructuring related charges, backlog amortization, and debt financing activities related to the acquisition of Milacron (including the loss on settlement of interest rate swaps and deferred financing costs incurred in connection with temporary bridge financing). The related income tax for all of these items is also excluded. These non-GAAP measures also exclude the non-recurring tax benefits and expenses related to the U.S. government enacted tax legislation referred to as the Tax Cuts and Jobs Act (the “Tax Act”). Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Hillenbrand believes this information provides a higher degree of transparency.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of Hillenbrand’s strategy is to pursue acquisitions that strengthen or establish leadership positions in key markets. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance.

Another important non-GAAP operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our Process Equipment Group competes.  Backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded to the Process Equipment Group.  For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included.  Backlog includes expected revenue from large systems and equipment, as well as replacement parts, components, and service. The length of time that projects remain in backlog can span from days for replacement parts or service to approximately 18 to 24 months for larger system sales.  Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination or suspension at the discretion of the customer.

Hillenbrand expects that future revenue associated with the Process Equipment Group will be influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and revenue. Revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

Hillenbrand calculates the foreign currency impact on net revenue in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that there is no GAAP financial measure comparable to backlog, a quantitative reconciliation is not provided. In addition, forward-looking adjusted earnings per share for fiscal 2020 excludes potential charges or gains that may be recorded during the fiscal year, among other things, expenses associated with business acquisition, development, and integration, restructuring and restructuring related charges, backlog amortization, inventory step-up, and certain tax matters. Hillenbrand also does not attempt to provide reconciliations of forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of Hillenbrand’s financial performance.

Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2019	2018	2019	2018
Net revenue	$485.8	$474.7	$1,807.3	$1,770.1
Cost of goods sold	319.1	310.9	1,184.3	1,128.0
Gross profit	166.7	163.8	623.0	642.1
Operating expenses	104.5	93.2	379.7	378.9
Amortization expense	7.5	7.5	32.5	30.2
Impairment charge	—	—	—	63.4
Interest expense	11.3	5.5	27.4	23.3
Other (expense) income, net	(6.8)	2.4	(6.7)	0.2
Income before income taxes	36.6	60.0	176.7	146.5
Income tax expense	10.6	12.8	50.5	65.3
Consolidated net income	26.0	47.2	126.2	81.2
Less: Net income attributable to noncontrolling interests	1.3	2.7	4.8	4.6
Net income (1)	$24.7	$44.5	$121.4	$76.6

Net income (1) — per share of common stock:
Basic earnings per share	$0.39	$0.71	$1.93	$1.21
Diluted earnings per share	$0.39	$0.70	$1.92	$1.20
Weighted average shares outstanding (basic)	63.0	62.7	62.9	63.1
Weighted average shares outstanding (diluted)	63.2	63.6	63.3	63.8

Cash dividends per share	$0.2100	$0.2075	$0.8400	$0.8300

(1) Net income attributable to Hillenbrand

Condensed Consolidated Statements of Cash Flows
(in millions)

	Twelve Months Ended September 30,
	2019	2018
Net cash provided by operating activities	$178.9	$248.3
Net cash used in investing activities	(51.2)	(23.4)
Net cash provided by (used in) financing activities	217.5	(232.5)
Effect of exchange rate changes on cash and cash equivalents	(2.3)	(2.7)
Net cash flows	342.9	(10.3)

Cash, cash equivalents, and restricted cash:
At beginning of period	56.5	66.8
At end of period	$399.4	$56.5

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2019	2018	2019	2018
Net income (1)	$24.7	$44.5	$121.4	$76.6
Business acquisition, development, and integration costs	11.7	0.9	16.6	3.5
Restructuring and restructuring related charges	7.0	0.8	10.6	2.5
Inventory step-up	—	—	0.2	—
Backlog amortization	—	—	2.6	—
Impairment charge	—	—	—	63.4
Debt financing activities	5.6	—	5.6	—
Loss on settlement of interest rate swaps	6.4	—	6.4	—
Tax Act (2)	—	(2.9)	1.8	12.2
Tax effect of adjustments	(7.4)	(0.6)	(10.2)	(2.9)
Adjusted Net Income (1)	$48.0	$42.7	$155.0	$155.3

Diluted EPS	$0.39	$0.70	$1.92	$1.20
Business acquisition, development, and integration costs	0.19	0.02	0.26	0.06
Restructuring and restructuring related charges	0.11	0.01	0.17	0.04
Inventory step-up	—	—	—	—
Backlog amortization	—	—	0.04	—
Impairment charge	—	—	—	0.99
Debt financing activities	0.09	—	0.09	—
Loss on settlement of interest rate swaps	0.10	—	0.10	—
Tax Act (2)	—	(0.05)	0.03	0.19
Tax effect of adjustments	(0.12)	(0.01)	(0.16)	(0.05)
Adjusted Diluted EPS	$0.76	$0.67	$2.45	$2.43

(1) Net income attributable to Hillenbrand
(2) The revaluation of the deferred tax balances, the tax on unremitted foreign earnings, and change in deferred tax liability as a result of revising our permanent reinvestment assertion on earnings of foreign subsidiaries driven by the Tax Act.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2019	2018	2019	2018
Adjusted EBITDA:
Process Equipment Group	$66.7	$62.1	$223.3	$215.8
Batesville	30.6	28.7	114.2	120.8
Corporate	(10.5)	(9.4)	(42.2)	(42.3)
Less:
Interest income	(0.4)	(0.3)	(1.1)	(1.4)
Interest expense	11.3	5.5	27.4	23.3
Income tax expense	10.6	12.8	50.5	65.3
Depreciation and amortization	14.2	14.5	58.5	56.5
Business acquisition, development, and integration costs	11.7	0.9	16.6	3.5
Restructuring and restructuring related charges	7.0	0.8	10.6	2.5
Loss on settlement of interest rate swaps	6.4	—	6.4	—
Inventory step-up	—	—	0.2	—
Impairment charge	—	—	—	63.4
Consolidated net income	$26.0	$47.2	$126.2	$81.2

Twelve Months Ended September 30, 2019
Net cash provided by operating activities	$178.9
Less:
Capital expenditures	(25.5)
Free cash flow	$153.4

Consolidated net income	$126.2

Free cash flow to net income conversion rate	122%

Forward-Looking Statements

Cautionary Statement
This communication contains statements, including statements regarding the proposed acquisition of Milacron Holdings Corp. (“Milacron”) by Hillenbrand, Inc. (“Hillenbrand”) that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, financings, share repurchases and other measures of financial performance or potential future plans or events, strategies, objectives, expectations, beliefs, prospects, assumptions, projected costs or savings or transactions of Hillenbrand, Milacron or the combined company following Hillenbrand’s proposed acquisition of Milacron (the “Proposed Transaction”), the anticipated benefits of the Proposed Transaction, including estimated synergies, the expected timing of completion of the transaction and other statements that are not strictly historical in nature. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “outlook,” “guidance” and similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are not guarantees of future performance or events, and actual results or events could differ materially from those set forth in any forward-looking statement due to any number of factors. These factors include, but are not limited to: the impact of the 2017 Tax Cuts and Jobs Act, enacted by the U.S. government on December 22, 2017, on Hillenbrand’s or Milacron’s financial position, results of operations, and cash flows; the outcome of any legal proceedings that may be instituted against Hillenbrand, Milacron or any companies each may acquire; global market and economic conditions, including those related to the credit and equity markets and international trade related matters, tariffs and other trade matters; volatility of our respective investment portfolios; adverse foreign currency fluctuations; involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of Hillenbrand’s business units on relationships with several large providers; demand for our respective products being significantly affected by general economic conditions; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the death care industry; any decline in the use of plastic; cyclical demand for industrial capital goods; the competitiveness of the industries in which we operate and the financial resources of our competitors; certain tax-related matters; changes to legislation, regulation, treaties or government policy, including any resulting from the current political environment; the ability of Hillenbrand and Milacron to receive the required regulatory approvals for the Proposed Transaction, or that such regulatory approvals are obtained subject to conditions that are not anticipated or that could adversely affect the combined company or the expected benefits of the Proposed Transaction, the ability of Milacron to receive the approval of Milacron’s stockholders and the ability of Milacron and Hillenbrand to satisfy the other conditions to the closing of the Proposed Transaction on a timely basis or at all; the occurrence of events that may give rise to a right of one or both of Hillenbrand and Milacron to terminate the merger agreement; negative effects of the announcement or the consummation of the Proposed Transaction on the market price of Hillenbrand’s and/or Milacron’s common stock and/or on their respective businesses, financial conditions, results of operations and financial performance (including the ability of Milacron to maintain relationships with its customers, suppliers and others with whom it does business); uncertainties as to access to available financing of the Proposed Transaction (including financing for the Proposed Transaction) on a timely basis and on reasonable terms; uncertainties as to the long-term value of the common stock of Hillenbrand following the merger, including the dilution caused by Hillenbrand’s issuance of additional shares of its common stock in connection with the Proposed Transaction; the impact of the additional indebtedness Hillenbrand will incur in connection with the Proposed Transaction; risks relating to the value of the Hillenbrand shares to be issued in the Proposed Transaction; significant transaction costs and/or unknown liabilities of the Proposed Transaction; the possibility that the anticipated benefits from the Proposed Transaction cannot be realized by Hillenbrand in full or at all or may take longer to realize than expected; risks related to disruption of Milacron’s management’s attention from Milacron’s ongoing business operations due to the Proposed Transaction; risks associated with contracts containing consent and/or other provisions that may be triggered by the Proposed Transaction; risks associated with transaction-related litigation; the possibility that costs or difficulties related to the integration of Milacron’s operations with those of Hillenbrand will be greater than expected; the ability of Milacron and the combined company to retain and hire key personnel; the impact of new or changes in current laws, regulatory or other industry standards, including privacy and cybersecurity laws and regulations; and events beyond Hillenbrand’s and Milacron’s control, such as acts of terrorism. There can be no assurance that the Proposed Transaction or any other transaction described above will in fact be consummated in the manner described or at all. Stockholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, please see Hillenbrand’s and Milacron’s reports on Forms S-4, 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) and other written statements made by Hillenbrand and/or Milacron from time to time. The forward-looking information herein is given as of this date only, and neither Hillenbrand nor Milacron undertakes any obligation to revise or update it.

Additional Information and Where to Find It
In connection with the proposed acquisition by Hillenbrand of Milacron (the “Proposed Transaction”), Hillenbrand has filed with the SEC a registration statement on Form S-4 to register the shares of Hillenbrand’s common stock to be issued in connection with the Proposed Transaction. The registration statement includes a document that serves as a prospectus of Hillenbrand and a proxy statement of Milacron (the “proxy statement/prospectus”), and each party will file other documents regarding the Proposed Transaction with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY DO AND THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. A definitive proxy statement/prospectus will be sent to Milacron’s stockholders when it becomes available. Investors and security holders may obtain the registration statement and the proxy statement/prospectus free of charge from the SEC’s website or from Hillenbrand or Milacron when it becomes available. The documents filed by Hillenbrand with the SEC may be obtained free of charge at Hillenbrand’s website at www.hillenbrand.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Hillenbrand by requesting them by mail at Hillenbrand, Inc., One Batesville Boulevard, Batesville, IN 47006, or by telephone at (812) 931‑6000. The documents filed by Milacron with the SEC may be obtained free of charge at Milacron’s website at www.milacron.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Milacron by requesting them by mail at Milacron Holdings Corp., 10200 Alliance Road, Suite 200, Cincinnati, OH, 45242, or by telephone at (513) 487-5000.

Participants in the Solicitation
Hillenbrand, Milacron and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Milacron’s stockholders with respect to the Proposed Transaction. Information about Hillenbrand’s directors and executive officers is available in Hillenbrand’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 filed with the SEC on November 13, 2019 and its definitive proxy statement for the 2019 annual meeting of shareholders filed with the SEC on January 2, 2019. Information concerning the ownership of Milacron’s securities by Milacron’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information regarding the names, affiliations and interests of such individuals is available in Milacron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 28, 2019 and its definitive proxy statement for the 2019 annual meeting of shareholders filed with the SEC on March 15, 2019. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are or will be contained in the registration statement, the proxy statement/prospectus and other relevant materials filed or to be filed with the SEC regarding the Proposed Transaction. Stockholders, potential investors and other readers should read the proxy statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from Hillenbrand or Milacron as indicated above.

No Offer or Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, or pursuant to another available exemption.

About Hillenbrand
Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with multiple leading brands that serve a wide variety of industries around the world. We pursue profitable growth and robust cash generation to drive increased value for our shareholders. Hillenbrand’s portfolio is composed of two business segments: the Process Equipment Group and Batesville. The Process Equipment Group businesses design, develop, manufacture and service highly engineered industrial equipment around the world. Batesville is a recognized leader in the death care industry in North America. Hillenbrand is publicly traded on the NYSE under “HI.”

CONTACT
Rich Dudley, Senior Director, Investor Relations
Phone: 812-931-5001
Email: rich.dudley@hillenbrand.com